Exhibit 99

USANA Announces Strong Third Quarter Financial Results; Net Sales Grow 20 Percent; Earnings Per Share up 31 Percent

    SALT LAKE CITY--(BUSINESS WIRE)--Oct. 18, 2005--USANA Health Sciences Inc. (NASDAQ: USNA) today announced strong financial results for the third fiscal quarter of 2005 (ended Oct. 1, 2005). The company achieved record net sales of $82.2 million, representing growth of 20% in the third quarter, compared with $68.7 million in the third quarter of 2004. These third quarter results were driven both by strong net sales growth in the United States and year-over-year net sales growth in all but one of the company's 12 markets.
    Earnings from operations in the third quarter of 2005 grew 20.4% to $14.6 million, or 17.8% of net sales, compared with $12.1 million, or 17.7% of net sales, in the third quarter of 2004. The company achieved record net earnings in the third quarter of 2005 of $10.0 million, an increase of 25.6%, compared with net earnings of $8.0 million in the third quarter of 2004. Earnings per share in the third quarter of 2005 increased to $0.51 per share, an increase of 31%, compared with $0.39 per share in the third quarter of 2004. During the third quarter of 2005, the company's estimated tax rate was adjusted on a year-to-date basis to 34%, which is lower than the 35% tax rate that the company had previously forecasted for the full year. This lower tax rate increased earnings per share in the quarter by approximately $0.02 per share.
    For the nine-month period ended Oct. 1, 2005, net sales were $240.8 million, an increase of 21.8%, compared with $197.7 million in the comparable period of 2004. Earnings from operations for the first nine months of 2005 were $42.9 million, an increase of 31.5%, compared with $32.6 million in the comparable period of 2004. The company achieved net earnings in the first nine months of 2005 of $28.5 million, an increase of 31.9%, compared with net earnings of $21.6 million in the comparable period of 2004. Earnings per share increased 37.1% in the first nine months of 2005 to $1.44, compared with $1.05 in the comparable period of 2004.
    "During the third quarter, we continued to grow sales and earnings, driven partially by the strength of our sold-out Annual International Convention in September," said Dave Wentz, president of USANA. "During the convention, we introduced several new products and sales tools, including our RESET(TM) Weight Management Program, which were well received by our Associates. In addition to RESET, we introduced a variety of other products and sales tools, including Nutrimeal(TM) sampling packs, a True Health DVD, and a reformulation of our Usanimals(TM) children's vitamins.
    "Buoyed by the success of the convention, U.S. sales, which represented nearly 43% of total sales, grew 22% compared with last year," continued Wentz. "In addition, our year-over-year sales grew in all but one of our markets, and we achieved double-digit growth in many of our markets. Mexico remained a strong performer during the quarter, with sales growth of 52%, compared with last year. Although the third quarter is typically our slowest quarter of the year, the number of active Associates increased by 14.4% year over year to 127,000."
    Gilbert A. Fuller, USANA's chief financial officer, said, "We achieved another quarter of strong sales and earnings growth that was driven by continued growth in our existing markets. Although our third quarter is customarily our weakest quarter, our sales increased slightly on a sequential basis and net earnings grew by 5%.
    "To update our guidance," Fuller continued, "we expect our net sales in the fourth quarter of 2005 to be $86 million to $88 million, an increase of as much as 17.2%, compared with $75.1 million in the fourth quarter of last year. We also expect our earnings per share in the fourth quarter of 2005 to be $0.50 to $0.52. These estimates are based on our assumption that we will obtain approval to open our planned new market in the fourth quarter of 2005. As a result, we believe our net sales for the full year will be between $327 million and $329 million. This represents full-year sales growth between 20% and 21%, compared with 2004. Finally, we now believe our earnings per share for 2005 will be between $1.94 and $1.96, representing growth of 28% to 30%, compared with 2004.
    "Looking ahead to 2006, we expect to grow net sales between 15% and 20%, and earnings per share between 15% and 20%. This earnings per share estimate assumes a tax rate for 2006 of 35.5%, but excludes an estimated $0.10 per share reduction due to the required expensing of stock options beginning in 2006," concluded Fuller.
    USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, Oct. 19, 2005, at 11 a.m. EDT. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

    About USANA

    USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and uncertainties associated with our planned international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.



                      USANA Health Sciences Inc.
                  Consolidated Statements of Earnings
                 (in thousands, except per share data)

                           Quarter Ended          Nine Months Ended
                       ----------------------  -----------------------
                        2-Oct-04    1-Oct-05    2-Oct-04    1-Oct-05
                       ----------  ----------  ----------  -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Net sales              $  68,673   $  82,225   $ 197,694    $ 240,818
Cost of sales             16,732      19,760      47,985       57,269
                       ----------  ----------  ----------  -----------
   Gross profit           51,941      62,465     149,709      183,549

Operating expenses
  Associate incentives    26,210      32,545      75,378       94,006
  Selling, general and
   administrative         13,141      14,756      40,059       44,773
  Research and
   development               450         551       1,635        1,839
                       ----------  ----------  ----------  -----------

    Earnings from
     operations           12,140      14,613      32,637       42,931

Other income (expense)      (513)        172        (365)         270
                       ----------  ----------  ----------  -----------
    Earnings before
     income taxes         11,627      14,785      32,272       43,201

Income taxes               3,631       4,743      10,650       14,688
                       ----------  ----------  ----------  -----------

NET EARNINGS           $   7,996   $  10,042    $ 21,622     $ 28,513
                       ==========  ==========  ==========  ===========

Earnings per share -
 diluted               $    0.39   $    0.51    $   1.05     $   1.44
                       ==========  ==========  ==========  ===========
Weighted average
 shares outstanding -
 diluted                  20,296      19,755      20,557       19,849
                       ==========  ==========  ==========  ===========


                      USANA Health Sciences Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                     As of       As of
                                    1-Jan-05    1-Oct-05
                                   ----------  ----------
                                               (Unaudited)
ASSETS
  Cash and cash
   equivalents                     $  15,067   $  31,321
  Inventories                         17,722      25,518
  Other current assets                 8,034       6,611
                                   ----------  ----------
Total current assets                  40,823      63,450

  Property and
   equipment, net                     23,194      22,737
  Goodwill                             5,690       5,690
  Other assets                         1,957       2,864
                                   ----------  ----------
    Total assets                   $  71,664   $  94,741
                                   ==========  ==========


LIABILITIES AND STOCKHOLDERS'
 EQUITY

  Accounts payable                 $   5,106   $   6,938
  Other current
   liabilities                        17,644      19,308
                                   ----------  ----------
Total current
 liabilities                          22,750      26,246

  Other long-term
   liabilities                         1,071       1,495

  Stockholders' equity                47,843      67,000
                                   ----------  ----------
    Total liabilities and
     stockholders' equity          $  71,664   $  94,741
                                   ==========  ==========


                      USANA Health Sciences Inc.
                            Sales by Market
                            (in thousands)

                                          Quarter Ended
                           -------------------------------------------
                                2-Oct-04               1-Oct-05
                           --------------------   --------------------
                               (Unaudited)            (Unaudited)
 Region
   United States           $ 28,827       42.0%   $ 35,181       42.8%
   Canada                    12,553       18.3%     15,231       18.5%
   Australia-New Zealand      9,056       13.2%     11,341       13.8%
   Hong Kong                  2,837        4.1%      2,971        3.6%
   Japan                      2,356        3.4%      2,562        3.1%
   Taiwan                     3,903        5.7%      4,885        6.0%
   Korea                      1,366        2.0%      1,250        1.5%
   Singapore                  2,678        3.9%      3,680        4.5%
   Mexico                     2,268        3.3%      3,449        4.2%
   Wasatch                    2,829        4.1%      1,675        2.0%
                           ---------  ---------   ---------  ---------
                           $ 68,673      100.0%   $ 82,225      100.0%
                           =========  =========   =========  =========


                      Active Associates by Market

                                             As of
                           -------------------------------------------
                                 2-Oct-04               1-Oct-05
                           --------------------   --------------------
                               (Unaudited)            (Unaudited)
 Region
   United States             43,000       38.8%     50,000       39.4%
   Canada                    21,000       18.9%     21,000       16.5%
   Australia-New Zealand     14,000       12.6%     16,000       12.6%
   Hong Kong                  5,000        4.5%      4,000        3.1%
   Japan                      5,000        4.5%      4,000        3.1%
   Taiwan                     8,000        7.2%     13,000       10.3%
   Korea                      3,000        2.7%      2,000        1.6%
   Singapore                  6,000        5.4%      9,000        7.1%
   Mexico                     6,000        5.4%      8,000        6.3%
                           ---------  ---------   ---------  ---------
                            111,000      100.0%    127,000      100.0%
                           =========  =========   =========  =========


                 Active Preferred Customers by Market

                                              As of
                           -------------------------------------------
                                 2-Oct-04               1-Oct-05
                           --------------------   --------------------
                               (Unaudited)            (Unaudited)
 Region
   United States             36,000       60.0%     43,000       63.2%
   Canada                    16,000       26.6%     17,000       25.0%
   Australia-New Zealand      5,000        8.3%      6,000        8.8%
   Hong Kong                  1,000        1.7%         (a)       0.0%
   Japan                         (a)       0.0%      1,000        1.5%
   Taiwan                     1,000        1.7%         (a)       0.0%
   Korea                         (a)       0.0%         (a)       0.0%
   Singapore                     (a)       0.0%         (a)       0.0%
   Mexico                     1,000        1.7%      1,000        1.5%
                           ---------  ---------   ---------  ---------
                             60,000      100.0%     68,000      100.0%
                           =========  =========   =========  =========

 (a) Count of Active Preferred Customers is less than 500.

    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100 (Investor Relations) investor.relations@us.usana.com